Exhibit 10.2
infoGROUP Inc.
VOTING AGREEMENT
     This Voting Agreement (this “Agreement”) is made as of the 20th day of August 2008, by and among infoGROUP Inc. (f/k/a infoUSA Inc.), a Delaware corporation (the “Company”), the Special Litigation Committee (the “SLC”) of the Board of Directors (the “Board”) of the Company; Vinod Gupta, an individual residing in the State of Nevada (the “Stockholder”). The Company, the SLC, and the Stockholder, collectively, are referred to herein as the “Parties.”
RECITALS
     WHEREAS, as of the date hereof, the Stockholder is the “beneficial owner” (as such term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of 22,566,994 shares of common stock, par value $0.0025 per share, of the Company (“Common Stock”), with respect to which the Stockholder (a) has the sole power to vote or direct the vote of 22,166,994 of such shares and (b) shares voting power or the right to direct the vote of 400,000 of such shares (the shares described in clauses (a) and (b), collectively, the “Subject Shares,” as set forth in Schedule I to this Agreement)1;
     WHEREAS, the parties to the shareholder derivative action styled In re InfoUSA Derivative Litigation, C.A. No. 1956-CC (the “Consolidated Derivative Action”), pending in the Court of Chancery of the State of Delaware (the “Court”), including the Company, the SLC, and the Stockholder, have agreed to fully and finally settle such action in the manner and upon the terms set forth in a Stipulation of Settlement, dated August 20, 2008 (the “Stipulation”);
     WHEREAS, the SLC was created pursuant to authorizing resolutions attached as Exhibit D to the Stipulation;
     WHEREAS, the Company and the Independent Directors (as such term is defined in the Stipulation) agree in the Stipulation to undertake certain actions in settlement of the Consolidated Derivative Action, including implementing certain corporate governance measures set forth in Exhibit A to the Stipulation (the “Corporate Governance Measures”);
     WHEREAS, each of the Parties agrees that the implementation of the Corporate Governance Measures and the taking by the Company and the Stockholder of each of the other actions set forth in the Stipulation are material inducements for the entry into the Stipulation by the parties to the Consolidated Derivative Action;

[1]	As set forth in the Form 10-K (as defined herein), Vinod Gupta disclaims beneficial ownership of the shares held by the Vinod Gupta Charitable Remainder Trust, the Vinod Gupta Family Foundation, and the trusts for his children.

     WHEREAS, as a stockholder of the Company, the Stockholder stands to realize substantial benefits from the settlement of the Consolidated Derivative Action and the Company’s implementation of the Corporate Governance Measures; and
     WHEREAS, the Parties desire to enter into this Agreement for the purposes of effecting and ensuring the continuation of certain of the agreements made in the Stipulation, and setting forth the terms and conditions pursuant to which the Stockholder shall vote his Subject Shares in favor of certain nominees to the Company’s Board of Directors.
     NOW, THEREFORE, in consideration of the foregoing premises, the covenants and agreements set forth in this Agreement and for good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
     1. Incorporation of Recitals. The recitals set forth above form an integral part of this Agreement and are incorporated herein by this reference.
     2. Effectiveness. This Agreement shall be effective from and after the date that it is finally executed by all Parties (the “Effective Date”), and shall terminate in accordance with the terms hereof.
     3. Voting Agreements.
          3.1 Director Elections. During the period from the Effective Date through and including the annual meeting of stockholders of the Company held in 2009 (or any postponements or adjournments thereof) or through and including the date on which any action is taken by written consent of the stockholders of the Company in lieu of such annual meeting (such period, the “Voting Period”), at any time that members of the Board are to be elected, whether at an annual or special meeting of the stockholders of the Company, or by written consent, the Stockholder hereby agrees to vote all of his Subject Shares for (or cause his Subject Shares to be voted for), or otherwise act with respect to all of his Subject Shares in support of, the election of the nominee or nominees recommended by the Nominating and Corporate Governance Committee of the Board (the “Nominating and Governance Committee”) to the Company’s stockholders for election as directors at such meeting or by such written consent. The Parties agree that the Stockholder shall be nominated and recommended for re-election as a director whenever, during the Voting Period, the Stockholder is subject to such re-election, whether at an annual or special meeting of the stockholders of the Company, or by written consent, provided, however, that the Stockholder shall not be nominated and recommended if (a) he is prohibited from serving on the Board by court order; or (b) he is incapacitated.
          3.2 Covenant to Not Support Alternative Nominees. In furtherance of the voting agreement set forth in Section 3.1 above, during the Voting Period, the Stockholder shall not, and shall not permit any of his affiliates to, directly or indirectly, take any action in support of, or effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, whether through the dissemination of public statements, the voting of shares of Common

Stock (including by taking any action by written consent), the calling of a special meeting of stockholders of the Company, the “solicitation” of “proxies” (as such terms are defined in the proxy rules of the Securities and Exchange Commission (the “SEC”)), the submission to the Company of any shareholder proposal in accordance with Rule 14a-8 under the General Rules and Regulations under the Exchange Act, the institution of any suit or action, or otherwise, the nomination for election as directors of the Company, or the election as directors of the Company, of persons other than those persons recommended by the Nominating and Governance Committee for election as directors of the Company.
          3.3 Change in Total Number of Directors. The Stockholder hereby agrees that, during the Voting Period, he will not vote, and will cause his affiliates to refrain from voting, for any amendment or change to the Company’s certificate of incorporation or bylaws providing for a change in the total number of directors that may constitute the Board, or any other amendment or change to the Company’s certificate of incorporation or bylaws inconsistent with the terms of this Agreement. The Parties agree that upon the Effective Date, the total number of directors on the Board shall be limited to thirteen (13) directors, until such time as directors George F. Haddix, Vasant H. Raval, and Elliot S. Kaplan are no longer members of the Board. As George F. Haddix, Vasant H. Raval, and Elliot S. Kaplan are each replaced, the number of directors on the Board shall be reduced by one, after which time the total number of directors on the Board shall be limited to no greater than ten (10) directors.
     4. Maintenance of Corporate Governance Reforms. During the period from the Effective Date to and including December 31, 2013, the Stockholder hereby agrees that (a) he shall, and he shall cause his affiliates to, vote his Subject Shares in favor of any Corporate Governance Measure the approval or ratification of which is subject to a vote by the holders of common stock; and (b) he shall not, and he shall cause his affiliates not to, directly or indirectly, take any action or effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, whether through the voting of shares of Common Stock (including by taking any action by written consent), the calling of a special meeting of stockholders of the Company, the solicitation of proxies, the submission to the Company of any shareholder proposal in accordance with Rule 14a-8 under the General Rules and Regulations under the Exchange Act, the institution of any suit or action, or otherwise, to rescind, repeal, have declared null, void and of no further force or effect, or modify or amend in any manner not contemplated under Section III.A.2 of the Stipulation, any of the Corporate Governance Measures.
     5. Additional Covenants.
          5.1 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the respective terms thereof set forth in this Agreement.
          5.2 Additional Shares. In the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Stockholder’s Subject Shares or (b) that the Stockholder becomes the beneficial owner of any additional shares of Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section

3 or Section 4 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owner thereof, as described in clause (b), as though they were the Stockholder’s Subject Shares hereunder. The Stockholder hereby agrees, while this Agreement is in effect, to notify the Company of the number of any new shares of Common Stock or other securities of the Company acquired by him as contemplated by this Section 5.2, if any, after the Effective Date.
          5.3 Legends. Each certificate representing Subject Shares held by the Stockholder or any assignee of the Stockholder shall bear the following legend:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”
          5.4 Further Assurances. For so long as this Agreement is in effect, the Stockholder hereby agrees (a) not to take any action that would make any representation or warranty of made by him herein untrue or incorrect in any material respect or that would have the effect of preventing or disabling him from performing his obligations under this Agreement, (b) not to refrain from taking any action that if taken would prevent any representation or warranty made by him herein from being untrue or incorrect in any material respect or that would have the effect of enabling his performance of his obligations under this Agreement, and (c) to use reasonable efforts to take, or cause to be taken, all actions (including executing and delivering such additional documents) and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, in each case, as may reasonably be deemed by the Company to be necessary or desirable to carry out the provisions of this Agreement.
          5.5 Anti-Dilution Protection. From the Effective Date through and including July 21, 2009, the Company shall not engage in any reclassification, recapitalization, share issuance, share exchange, business combination or any other transaction of any nature or description whatsoever which has the effect of reducing the aggregate voting power of the Subject Shares beneficially owned by the Stockholder as a percentage of the aggregate voting power of the Company’s then-outstanding voting securities without first obtaining the express written consent of the Stockholder; provided, however, that the Company shall not be required to obtain the express written consent of the Stockholder to comply with any contractual obligation to issue Common Stock upon the exercise of any currently outstanding option to purchase Common Stock pursuant to any employee or director benefit plan, and the Company may issue restricted stock or options to executives in the ordinary course of business, but in no event shall issue stock, restricted stock or options to the Stockholder.

     6. Representations and Warranties of the Stockholder. The Stockholder, severally and not jointly, represents and warrants to the Company, as of the date hereof and the Effective Date, as follows:
          6.1 Binding Agreement. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and, on and after the Effective Date, this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
          6.2 No Conflict. None of the execution and delivery of this Agreement by the Stockholder, the consummation of the transactions contemplated hereby, or the performance by the Stockholder of his obligations hereunder will (a) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any person or entity other than the SEC, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to the Stockholder or the Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Stockholder’s Subject Shares, or (c) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to the Stockholder or the Stockholder’s Subject Shares, except for such exceptions to the foregoing clauses (a) through (c) as will not have an adverse effect on the valid performance by the Stockholder of his obligations hereunder.
          6.3 Ownership of Subject Shares. The Stockholder is the beneficial owner of the number of shares of Common Stock set forth opposite his name on Schedule I hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares), except as provided in the Company’s form 10-K filed on August 8, 2008 (the “Form 10-K”). The true and correct name and address of each record owner of such shares of Common Stock, and the aggregate number of shares of Common Stock held by each such person or entity, is set forth on Schedule I hereto. There are no outstanding options or other rights to acquire from the Stockholder, or obligations of the Stockholder to sell or to dispose of, any shares of capital stock of the Company except as provided in the Form 10-K. Except as indicated in the first recital hereof, the Stockholder holds exclusive power to vote the shares set forth opposite his name on Schedule I hereto. As of the date of this Agreement, the Shares set forth opposite the Stockholder’s name on Schedule I hereto represent all of the shares of capital stock of the Company beneficially owned by the Stockholder, and the Stockholder warrants that he is not the beneficial owner of any shares of capital stock of the Company that are not listed on Schedule I. In the event that any shares of capital stock not listed on Schedule I are beneficially owned by the Stockholder, such shares shall be Subject Shares.

     7. Representations and Warranties of the Company. The Company represents and warrants to the Stockholder, as of the date hereof and the Effective Date, as follows:
          7.1 Binding Agreement. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.
          7.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor the compliance by the Company with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its certificate of incorporation or bylaws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any person or entity other than the SEC, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to the Company, or (d) violate or conflict with any order, writ, injunction, decree or law applicable to the Company, except for such exceptions to the foregoing clauses (a) through (d) as are not reasonably likely to have an adverse effect on the valid performance by the Company of its obligations hereunder.
     8. Termination.
          8.1 Termination Events. This Agreement shall terminate upon the earliest to occur of:
               (a) a successful attempt to take the Company private through a transaction in which the only equity holders in the Company, upon completion of the transaction, are affiliates of the Company, or are parties to the transaction agreements with such affiliates;
               (b) the successful completion of an all-shares acquisition by persons or entities unaffiliated with Vinod Gupta and/or infoGROUP, whether for stock, cash, or other consideration;
               (c) the removal of the Stockholder as a director of the Company, provided that such removal is not effected directly or indirectly by the voting of the Subject Shares;
               (d) the termination of the Stipulation pursuant to Section VIII.A thereof; and
               (e) December 31, 2013.
          8.2 Transfers of Subject Shares. Nothing herein shall prohibit the Stockholder from transferring any Subject Shares to any third party; provided, that this

Agreement and the obligations hereunder shall attach to the Subject Shares transferred and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, if (i) such person or entity is affiliated or associated with the Stockholder or (ii) such Subject Shares remain, directly or indirectly, within the control of the Stockholder.
          8.3 Removal of Legend. At any time after (a) the termination of this Agreement in accordance with Section 8.1 or (b) any transfer of any Subject Shares to any third party that is not affiliated or associated with the Stockholder, or after which the transferred Subject Shares do not remain, directly or indirectly, within the control of the Stockholder, in accordance with Section 8.2, (i) any holder of a stock certificate legended pursuant to Section 5.3, in the case of the termination of this Agreement, or (ii) any such unaffiliated transferee contemplated under clause (b) above which holds a stock certificate legended pursuant to Section 5.3, may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without the legend.
     9. Miscellaneous.
          9.1 Entire Agreement. This Agreement, together with the Stipulation and all Exhibits thereto, constitutes the entire agreement among the Company and the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, whether written or oral, with regard to the subject matter hereof.
          9.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and, except as otherwise provided in Section 8.2, their respective successors, permitted assigns, heirs, guardians and administrators, as applicable. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors, permitted assigns, heirs, guardians and administrators, as applicable, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. It is expressly understood and agreed that if the SLC is no longer constituted at any time during the pendency of this Agreement, the Independent Directors shall succeed to all of the SLC’s rights, remedies, obligations, or liabilities under or by reason of this Agreement.
          9.3 Amendments and Waivers. This Agreement may not be modified, amended, altered or supplemented, nor shall compliance with any term hereof be waived, except by motion under Rule 60(b)(6) of the Rules of the Court of Chancery of the State of Delaware for cause shown.
          9.4 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be deemed delivered (a) when received if delivered personally or by reputable courier maintaining records of receipt, (b) when transmitted if sent by facsimile or other electronic transmission during normal business hours with confirmation of transmission by the transmitting equipment, (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier by reputable courier maintaining records of receipt. All such communications shall be addressed to the Parties at the respective addresses and facsimile numbers set forth in Schedule II hereto, or at such other address or facsimile number as a Party may designate upon 10 days’ prior written notice to the other Parties.
          9.5 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.
          9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO SUCH STATE’S CONFLICTS OF LAW PRINCIPLES WHICH WOULD REFER CONSTRUCTION OF THIS AGREEMENT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.
          9.7 Specific Enforcement; Jurisdiction. The Parties hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the non-breaching party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the non-breaching party will be entitled to an injunction or injunctions, without any requirement of a bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereby (a) agrees that any action relating to this Agreement will be filed exclusively in the Court, (b) consents to personal jurisdiction in any such action (but no other action) brought in the Court, (c) consents to service of process by registered mail upon such Party and/or such Party’s agent, and (d) waives any objection to venue in the Court and any claim that Delaware or the Court is an inconvenient forum.
          9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          9.9 Counterparts. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          9.10 Interpretation. In this Agreement, and unless it is shown from the context of the Section in question or from its very terms that a different construction must prevail: (a) words used in the masculine include the feminine and neuter and vice versa; (b)

references made to any document (including this Agreement) are to be understood as references to such document as amended, reiterated, supplemented, modified or replaced at a given time; (c) references made to this Agreement are to be understood as references to this Agreement and to its Schedules, which constitute an integral part of this Agreement and have the same contractual value; (d) section headings are for convenience of reference only and are not to be considered in construing this Agreement; (e) when a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to, this Agreement; (f) any noun or pronoun shall be deemed to include the plural and singular; (g) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation”; (h) the term “or” shall be inclusive and not exclusive; (i) references made to a Party include its permitted successors and assigns; (j) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; and (k) terms defined at their first use herein by reference to the definitions of such terms under the Exchange Act or SEC rules and regulations shall have the same meanings where subsequently used herein, and derivations of such terms shall have correlative meanings.
          9.11 Waiver of Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          9.12 No Liability for Election of Recommended Directors. Neither the Company, nor the Stockholder, nor any officer, director, stockholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

infoGROUP Inc.

By:	/s/ John H. Longwell
Name: John H. Longwell
Title: Executive Vice President for Business Conduct & General Counsel

Special Litigation Committee of the Board of Directors of infoGROUP Inc.

By:	/s/ Robin S. Chandra
Name: Robin S. Chandra
Title: Chair, Special Litigation Committee

/s/ Vinod Gupta

Vinod Gupta

SCHEDULE I
Ownership of Subject Shares

Direct Or Indirect	Name and Address of Record
Beneficial Owner	Owner	Number of Shares Owned
Vinod Gupta	Vinod Gupta	0
	9017 Greensboro Lane Las Vegas, NV 89134
Vinod Gupta*	Vinod Gupta Family Foundation	400,000
	P.O. Box 27395 Omaha, NE 68127
Vinod Gupta*	Vinod Gupta Charitable Remainder Trust	107,500
	P.O. Box 27395 Omaha, NE 68127
Vinod Gupta	Vinod Gupta Revocable Trust	18,004,298
	P.O. Box 27395 Omaha, NE 68127
Vinod Gupta	Vinod Gupta 2008 Irrevocable Annuity Trust	500,000
	P.O. Box 27395 Omaha, NE 68127
Vinod Gupta	Vinod Gupta 2008 Irrevocable Annuity Trust II	1,000,000
	P.O. Box 27395 Omaha, NE 68127
Vinod Gupta*	Alexander A. Gupta 2001 Irrevocable Trust	871,068
	P.O. Box 27395 Omaha, NE 68127
Vinod Gupta*	Benjamin K. Gupta 2001 Irrevocable Trust	845,958
	P.O. Box 27395 Omaha, NE 68127
Vinod Gupta*	Jess A. Gupta 2001 Irrevocable Trust	838,170
	P.O. Box 27395 Omaha, NE 68127
Total Number of Shares Beneficially Owned:		22,566,994

*	As set forth in the Form 10-K (as defined herein), Vinod Gupta disclaims beneficial ownership of the shares held by the Vinod Gupta Charitable Remainder Trust, the Vinod Gupta Family Foundation, and the trusts for his children.

SCHEDULE II
Notice Information
If to the Company, to:
John Longwell
Executive Vice President for Business Conduct and General Counsel
infoGROUP Inc.
5711 South 86th Circle
P.O. Box 27347
Omaha, Nebraska 68127-0347
Facsimile: (402) 537-6197
with a copy (which shall not constitute notice) to:
Collins J. Seitz, Esq.
Connolly Bove Lodge & Hutz LLP
1007 North Orange Street
Wilmington, DE 19801
Facsimile: (302) 255-4278
If the SLC, to:
Bruce A. Baird, Esq.
Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Facsimile: (202) 778-5122
If to the Stockholder, to:
Vinod Gupta
9017 Greensboro Lane
Las Vegas, NV 89134
with a copy (which shall not constitute notice) to:
Kevin G. Abrams, Esq.
Abrams & Laster LLP
20 Montchanin Road, Suite 200
Wilmington, DE 19807
Facsimile: (302) 778-1000